UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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THE WASHINGTON POST COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WASHINGTON POST COMPANY

1150 15th Street, NW, Washington, DC 20071

March 24, 2010

TO OUR SHAREHOLDERS:

You are cordially invited to the Company’s 2010 Annual Meeting of Shareholders, which will be held in the Auditorium, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 13, 2010, at 9:00 a.m.

At the meeting, in addition to electing Directors for the ensuing year, stockholders will act on the approval of certain amendments to the Company’s Incentive Compensation Plan, as more fully explained in the accompanying Proxy Statement. Also at the Meeting, there will be a report on the Company’s activities.

It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy.

Sincerely yours,

DONALD E. GRAHAM

Chairman

THE WASHINGTON POST COMPANY

Notice of Annual Meeting of Shareholders — May 13, 2010

The Annual Meeting of Shareholders of The Washington Post Company will be held in the Auditorium, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 13, 2010, at 9:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	To consider and act upon certain amendments to the Company’s Incentive Compensation Plan.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 8, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Annual Meeting. You may vote in person at the Annual Meeting even if you returned a Proxy, provided that you first revoke your Proxy.

By Order of the Board of Directors,

VERONICA DILLON, Secretary

March 24, 2010

Washington, DC

THE WASHINGTON POST COMPANY

1150 15th Street, NW, Washington, DC 20071

March 24, 2010

This Proxy Statement contains information relating to the 2010 Annual Meeting of Shareholders of The Washington Post Company (the “Company”) to be held at the Company’s headquarters, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 13, 2010, at 9:00 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2010 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 24, 2010. The Board of Directors of the Company is making this Proxy solicitation.

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 13, 2010. This Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:            You are voting on the election of Directors for a term of one year. A Board of ten Directors is to be elected, seven by the holders of Class A Stock voting separately as a class and three by the holders of Class B Stock voting separately as a class. All Directors will hold office until the next Annual Meeting and until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

In addition, you are voting on whether to approve certain amendments (as more fully described in this Proxy Statement) to the Company’s Incentive Compensation Plan.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q:	What are the voting recommendations of the Board?

A:            The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board recommends voting for the approval of the amendments to the Company’s Incentive Compensation Plan (as more fully described in this Proxy Statement).

Q:	Will any other matters be voted on?

A:            We are not aware of any matters other than the election of Directors and the approval of certain amendments to the Company’s Incentive Compensation Plan that you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote for you at their discretion.

Q:	How do I vote?

A:            There are four ways to vote:

•	By Internet at www.investorvote.com. We encourage you to vote this way.
•	By toll-free telephone at 1-800-652-8683.
•	By completing and mailing your Proxy card.
•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote your shares in favor of the applicable nominated Directors and the approval of certain amendments to the Company’s Incentive Compensation Plan.

Q:	Who can vote?

A:            You can vote if you were a shareholder of record as of the close of business on March 8, 2010 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

Q:	Can I change my vote?

A:            Yes. You can change your vote or revoke your Proxy at any time before the Meeting by:

•	Entering a new vote by Internet or telephone;
•	Returning a later-dated Proxy card; or
•	Voting in person at the Meeting, provided you first revoke your previously voted Proxy.

Q:	What vote is required to approve a proposal?

A:            Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven Class A Shareholder nominees receiving the highest number of votes and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed Proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting. Abstentions and broker non-votes will have no impact on the vote, but these shares will be counted for purposes of determining whether a quorum is present.

The effectiveness of the proposal to amend the Company’s Incentive Compensation Plan is conditioned on the favorable vote of a majority of the holders of Class A Common Stock present or represented at the Meeting and a majority of the holders of Class B Common Stock present or represented at the Meeting, voting as separate classes. In addition, a minimum number of votes must be cast for this proposal to be approved. These rules, including the effect of abstentions and broker non-votes, are described more fully on page 20 below.

Q:	Who will count the vote?

A:            Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q:	Who can attend the Annual Meeting?

A:            All shareholders of record as of the close of business on March 8, 2010, can attend.

Q:	What do I need to do to attend the Annual Meeting?

A:            To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed Proxy card, check the appropriate box on the card.
•	If you vote by Internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting.

Q:	Can I bring a guest?

A:            No. The Meeting is for shareholders only.

Q:	What is the quorum requirement of the Meeting?

A:            A majority of the outstanding shares on March 8, 2010, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 8, 2010, there were 1,291,693 shares of Class A Common Stock and 7,924,603 shares of Class B Common Stock outstanding and entitled to vote.

Q:	Who is soliciting Proxies?

A:            Solicitation of Proxies will be made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q:	When are the shareholder proposals due for the 2011 Annual Meeting?

A:            Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the Securities and Exchange Commission’s proxy rules, must be in writing, received by November 21, 2010, and addressed to the Secretary of the Company at 1150 15th Street, NW, Washington, DC 20071.

Holders of Class B Stock are entitled to vote for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been, and will not be, included in the Company’s Proxy materials for the Annual Meeting.

Q:	What other information about The Washington Post Company is available?

A:            The following information is available:

•

The Company maintains on its Internet website, www.washpostco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•

In addition, printed copies of the Company’s Corporate Governance Guidelines, the Code of Business Conduct, Statement of Ethical Principles, the Audit Committee Charter, the Compensation Committee Charter and the Annual Report on Form 10-K will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Q:	Can I receive materials relating to the Annual Shareholder Meeting electronically?

A:            To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors) both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Directors have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified education and media company serving customers in a rapidly evolving and highly regulated competitive and technological environment. The Directors’ experience encompasses the areas of education, media, technology, marketing, international business and finance, journalism, law and public policy. The Directors have each held senior positions as leaders of complex organizations (both for-profit and nonprofit) and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and many have served as members of audit, compensation and governance committees at these companies or institutions, as well as at The Washington Post Company. These skills and experiences are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experiences of the Directors.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Warren E. Buffett

Mr. Buffett, age 79, has been Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. (a diversified holding company) for more than 39 years. He was elected a Director of the Company in May 1996. Mr. Buffett is a member of the Executive Committee of the Board and serves as Chairman of the Finance Committee and as lead Director of the Board. Mr. Buffett also served as a Director of the Company between 1974 and 1986. Mr. Buffett’s significant experience in corporate governance and oversight of risk management practices of a diversified public company and his value investment philosophy make him an ideal candidate for lead independent Director of the Board. His integrity, core management skills and independence are deeply valued by the Company in this role. Mr. Buffett also has significant investment experience, which is particularly relevant to the evaluation of the strategic opportunities and challenges of the Company’s businesses and its competitive and financial position, as well as experience in public company financial reporting practices.

Barry Diller

Mr. Diller, age 68, is Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp, and Chairman and Senior Executive of Expedia, Inc. He has also served as the non-executive Chairman of Live Nation Entertainment, Inc. since January 2010. He was elected a Director of the Company in September 2000 and is a member of the Finance and Compensation

Committees of the Board. Since December 1992, beginning with QVC, Mr. Diller has served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of IAC/InterActiveCorp. From October 1984 to April 1992, Mr. Diller served as Chairman and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board of Directors of Paramount Pictures Corporation. Before joining Paramount, Mr. Diller served as Vice President of Prime Time Television for ABC Entertainment. Mr. Diller previously served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc., from August 2008 through January 2010, and is currently a Director of The Coca-Cola Company and Conservation International, as well as The Health Central Network, a private company. He also is a member of the Board of Trustees of New York University, a member of the Board of Councilors of the University of Southern California’s School of Cinema-Television and a member of the Council on Foreign Relations. Mr. Diller’s experience and leadership roles in the media and Internet sectors, including his experience with the challenges and opportunities associated with the digital transformation of the media industry, are of particular relevance to the Company’s business strategy. Mr. Diller’s significant experience across a variety of media and in the design, execution and oversight of new-media initiatives, as well as the distribution and monetization of Internet traffic across multiple advertising models, brings a vital perspective to the Board’s deliberations about the Company’s outlook and plans. As a director of other public companies, Mr. Diller also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Melinda F. Gates

Mrs. Gates, age 45, is Co-Chair of the Bill & Melinda Gates Foundation. She was elected a Director of the Company in September 2004. Mrs. Gates held a number of different positions after joining Microsoft Corporation in 1987; she retired from her position as Microsoft’s General Manager of Information Products in 1996. Following her retirement, Mrs. Gates has directed her activities toward the nonprofit world, having served as a member of the Board of Trustees of Duke University and as Co-Chair of the Washington State Governor’s Commission on Early Learning. Mrs. Gates has significant experience in the technology industry, including line operations experience. As Co-Chair of the Gates Foundation, Mrs. Gates also has experience in the analysis and oversight of investments across a wide range of business and charitable activities, as well as leadership and management experience creating and implementing scalable solutions on a global basis in the nonprofit sector. As a Trustee of Duke University, Mrs. Gates also has experience with the challenges and opportunities associated with higher education in the United States, which is of particular relevance to oversight of the Company’s Higher Education business segment and other education-related initiatives.

Thomas S. Gayner

Mr. Gayner, age 48, is Executive Vice President and Chief Investment Officer of Markel Corporation, a publicly traded insurance holding company headquartered in Glen Allen, Virginia. Mr. Gayner was elected a Director of the Company in January 2007 and is a member of the Audit and Finance Committees. Since 1990, he has served as President of Markel Gayner Asset Management; he served as a Director of Markel Corporation from 1998 to 2003. Previously, he had been a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of Colfax Corporation, The Davis Funds and the Community Foundation of Richmond. Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Donald E. Graham

Mr. Graham, age 64, has been Chairman of the Board of the Company since September 1993 and Chief Executive Officer of the Company since May 1991. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 49.7% of the outstanding Class A stock of the Company and his right to control the vote as a trustee of certain family trusts of an additional 24% of such stock, Mr. Graham effectively votes a total of 73.7% of the Class A shares. Mr. Graham is a Trustee of the Federal City Council and the Philip L. Graham Fund. He serves as Chairman and a Director of DC College Access Program and as a Director of The Summit Fund of Washington, the College Success Foundation, KIPP-DC and Facebook, where he is also a member of the Compensation Committee. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses, as well as the Company’s historic role in journalistic enterprise and the promotion of the core values of freedom of the press and journalistic integrity.

Anne M. Mulcahy

Mrs. Mulcahy, age 57, has been Chairman of the Board of Xerox Corporation since 2002 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy was elected a Director of the Company in January 2008. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. In addition to serving on the Xerox Board of Directors, she is a Director of Citigroup Inc., Target Corporation, Johnson & Johnson and the nonprofit organizations Save the Children and Catalyst, Inc. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Ronald L. Olson

Mr. Olson, age 68, has been since 1970 a partner in the law firm of Munger, Tolles & Olson LLP, which is one of several law firms that were retained by a subsidiary of the Company in 2009 and which may again be retained in 2010. He became a Director of the Company in September 2003 and is Chairman of the Compensation Committee. Mr. Olson is a Director of Berkshire Hathaway Inc., Edison International, City National Corporation and Southern California Edison and is a Trustee for Western Asset Funds. He is a Director and serves on the Audit Committee of the nonprofit RAND Corporation and is a Director of a number of other nonprofit organizations, including the California Institute of Technology, the Council on Foreign Relations and the Mayo Clinic. As a partner of a major law firm specializing in corporate and financial matters, Mr. Olson has significant experience in transactional, litigation and compliance matters involving public companies in the United States, as well as public policy challenges facing companies with global operations. As a Director of other public companies, Mr. Olson also has experience in governance matters affecting organizations of comparable size and scope as the Company.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 63, became the 19th President of Columbia University in June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. He is a Director of the Federal Reserve Bank of New York, a Trustee of the Kresge Foundation and a Trustee of the Institute of International Education. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his scholarship and leadership in defense of freedom of speech and press. Mr. Bollinger was elected a Director of the Company in May 2007 and is a member of the Compensation Committee of the Board. Mr. Bollinger’s experience in higher education and at a variety of educational institutions facing differing challenges and opportunities is of particular relevance to the Company’s Higher Education business segment and other education-related initiatives, but also reflects his commitment to principles — notably freedom of speech and press — that are the foundation of the Company’s businesses. In his role as a Director of the Federal Reserve Bank of New York, Mr. Bollinger has also gained experience in financial matters, particularly those affecting national economies and financial and market systems.

Christopher C. Davis

Mr. Davis, age 44, is Chairman of Davis Selected Advisers, Inc., an investment counseling firm. He became a Director of the Company in January 2006 and is a member of the Audit and Finance Committees of the Board. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., as well as other entities controlled by Davis Selected Advisers, L.P. Mr. Davis is a Director of the Hudson Highland Land Trust and a Trustee of the American Museum of Natural History and the Shelby Cullom Davis Charitable Fund. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several nonprofit organizations.

John L. Dotson Jr.

Mr. Dotson, age 73, is Publisher Emeritus of the Beacon Journal (Akron, Ohio) where, prior to his retirement in 2001, he had been President and Publisher. He became a Director of the Company in July 2001 and is a member of the Compensation and Audit Committees of the Board. Mr. Dotson is a Co-Founder of the Maynard Institute for Journalism Education and serves on the John Chancellor Awards Board, as well as the Board of the Journalism School at the University of North Carolina at Chapel Hill. Mr. Dotson’s journalistic experience, which spans both operational and oversight roles, and his deep knowledge of media are directly relevant to the Company’s newspaper and other media businesses. His experience, particularly his work at the Maynard Institute and on the Pulitzer Prize Board of Directors, reflects his commitment to expanding diversity in the newspaper industry and fostering quality journalism. Mr. Dotson also has finance and compliance experience.

Board Committees

The standing committees of the Board include an Audit Committee, a Compensation Committee, a Finance Committee and an Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 12), the Board does not have a Nominating Committee. Decisions on nominees to the Board are made through consultation between the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the Company’s outside auditor; (v) the performance of the Company’s internal audit function; (vi) the outside auditor’s annual audit of the Company’s financial statements; and (vii) the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.washpostco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Christopher C. Davis, John L. Dotson Jr. and Thomas S. Gayner (Chairman) serve on the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K. In addition, the Board has determined that all of the members of the Audit Committee are well-grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held seven meetings in 2009.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing the compensation of the Company’s Chief Executive Officer; (ii) consulting with the Chief Executive Officer with respect to the compensation of the Company’s other executives (including, specifically, approving all salaries of $300,000 or more per year; all incentive compensation awards and all other bonuses, other than sales bonuses, of $75,000 or more for employees of all business units, including Corporate; and awards of restricted stock and stock options); (iii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iv) preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Lee C. Bollinger, Barry Diller, John L. Dotson Jr. and Ronald L. Olson (Chairman) serve on the Compensation Committee. All members of the Compensation Committee are non-employee, “independent” Directors within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee held five meetings in 2009.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and disposition of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Warren E. Buffett (Chairman), Christopher C. Davis, Barry Diller, Thomas S. Gayner and Donald E. Graham serve on the Finance Committee.

The Finance Committee held one meeting in 2009.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Warren E. Buffett and Donald E. Graham (Chairman) serve on the Executive Committee.

The Executive Committee held six meetings in 2009.

Meeting Attendance

The Board held a total of five meetings in 2009. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it entirely at the discretion of each Director as to whether he or she will attend the meeting. Three Directors attended the 2009 Annual Meeting of Shareholders.

Director Compensation

Annual Payments. During 2009, non-employee Directors received the following:

•	$70,000 as a retainer and
•	reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chairman of a Board committee receives an additional $5,000. Members of the Audit Committee also receive an additional $10,000 annually for their service on that committee. Employee Directors receive no additional compensation for serving on the Board.

The total 2009 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Lee C. Bollinger	$70,000	–	–	$70,000
Warren E. Buffett	75,000	–	–	75,000
Christopher C. Davis	80,000	–	–	80,000
Barry Diller	70,000	–	–	70,000
John L. Dotson Jr.	80,000	–	–	80,000
Melinda F. Gates	70,000	–	–	70,000
Thomas S. Gayner	85,000	–	–	85,000
Anne M. Mulcahy	70,000	–	–	70,000
Ronald L. Olson	75,000	–	–	75,000

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. The Plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan). None of the deferred amounts was credited with above-market interest. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election. The Company does not provide stock awards, option awards or other non-equity compensation to Directors.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chief Executive Officer and Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board. Notwithstanding the fact that as a “controlled company” the Company is not required to have a Board of Directors comprised of a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Warren E. Buffett, Christopher C. Davis, Barry Diller, John L. Dotson Jr., Melinda F. Gates, Thomas S. Gayner, Anne M. Mulcahy and Ronald L. Olson (who together constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Warren E. Buffett as lead Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session in November 2009 and expect to meet in executive session in 2010 as appropriate.

Compensation Committee Interlocks and Insider Participation

Lee C. Bollinger, Barry Diller, John L. Dotson Jr. and Ronald L. Olson served as members of the Compensation Committee in 2009. No member of the Compensation Committee has ever been an employee of the Company. Ronald L. Olson, Chairman of the Compensation Committee, is a partner in the law firm of Munger, Tolles & Olson LLP (“Munger, Tolles”). Munger, Tolles provides legal services to Kaplan, Inc. (“Kaplan”). In 2009, Kaplan paid approximately $74,000 to Munger, Tolles in legal fees and associated costs.

Board Leadership Structure and Role in Risk Oversight

Donald E. Graham serves as Chairman of the Board of the Company as well as Chief Executive Officer of the Company, and together with the lead Director, Warren E. Buffett, forms the Executive Committee of the Board of Directors of the Company. The Board of Directors believes that Mr. Graham’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company. This structure is appropriate, given the significant shareholdings in the Company of Mr. Graham and the Graham family, and also serves other purposes. Mr. Graham possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and is best positioned to develop agendas that focus on matters that merit Board attention. At his request, Mr. Graham has not received a raise in his annual salary nor received an annual bonus in 19 years in his current non-Board roles and receives no compensation as a member of the Board. Because his shareholdings represent his main financial interest in the Company, the Board believes that Mr. Graham’s interests are well aligned with those of shareholders and that his dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders.

While as a “controlled company,” the Company is not legally required to have a majority of independent Directors, the majority of the Board is in fact comprised of independent Directors who act as an effective counterbalance to Mr. Graham in his dual role. Mr. Buffett, as lead independent Director, typically chairs executive sessions of Board meetings and consults with Mr. Graham and senior management regarding issues to be included in Board meeting agendas. Mr. Buffett collaborates with Mr. Graham in reviewing key operational and other matters in his role as a member of the Executive Committee of the Board and acts as liaison between Mr. Graham and the independent Directors. The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level compliance committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports periodically on certain matters relating to the Company’s public disclosures directly to the Audit Committee.

Communicating With Directors

Interested parties may communicate concerns to the lead Director or to the other Directors of the Company through Global Compliance Services, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at www.compliance-helpline.com/WashPostCo.jsp.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2010, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Name and Address of Beneficial Owner	Shares (%)
	Class A Stock	Class B Stock*
Donald E. Graham (a)(h)	1,221,260 (94.5%)	3,109,279 (33.6%)
1150 15th Street, NW
Washington, DC
William W. Graham (b)(h)	222,187 (17.2%)	**
11661 San Vincente Boulevard, Suite 401
Los Angeles, CA
Stephen M. Graham (c)(h)	208,255 (16.1%)	**
18 East 78th Street
New York, NY
Elizabeth G. Weymouth (d)(h)	425,711 (33.0%)	473,927 (5.1%)
395 Hudson Street
New York, NY
George J. Gillespie III (e)(h)	311,135 (24.1%)	**
825 Eighth Avenue
New York, NY
Daniel L. Mosley (f)(h)	934,345 (72.3%)	1,074,620 (11.6%)
825 Eighth Avenue
New York, NY
Berkshire Hathaway Inc. (g)	–	1,727,765 (18.7%)
1440 Kiewit Plaza
Omaha, NE
Southeastern Asset Management (i)	–	439,156 (5.4%)
6410 Poplar Avenue, Suite 900
Memphis, TN

*

The calculations set forth in this table relating to percentage ownership of Class B Stock include 1,291,693 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned, with the exception of Southeastern Asset Management. The percentage calculation for Southeastern Asset Management does not include the conversion of Class A shares to Class B shares.

**	Less than 5%.

(Footnotes continued on following page.)

(a)

According to information as of February 1, 2010, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 1,221,260 (94.5%) shares; and shared investment power, 1,221,260 (94.5%) shares.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 1,734,165 (18.7%) shares; shared voting power 154,454 (1.7%) shares; and shared investment power, 154,454 (1.7%) shares; and 1,221,260 (13.2%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham. The holdings of Class B Stock recorded for Mr. Graham also include shares of Class B Stock owned by subsidiaries of Berkshire Hathaway Inc. (“Berkshire”), which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996 and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017.

(b)

According to information as of February 1, 2010, and available to the Company, Mr. William Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 47,252 (3.7%) shares; and shared investment power, 47,252 (3.7%) shares. In addition, Mr. William Graham, as the beneficiary of trusts (even though he has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 222,187 (17.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. William Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.

(c)

According to information as of February 1, 2010, and available to the Company, Mr. Stephen Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 10,687 (<1%) shares; sole investment power, 10,687 (<1%) shares; shared voting power, 74,068 (5.7%) shares; and shared investment power, 74,068 (5.7%) shares. In addition, Mr. Stephen Graham, as the beneficiary of trusts (even though he has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 123,500 (9.6%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. Stephen Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.

(d)

According to information as of February 1, 2010, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 30,126 (2.3%) shares; sole investment power, 30,126 (2.3%) shares; shared voting power, 325,960 (25.2%) shares; and shared investment power, 325,960 (25.2%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 69,625 (5.4%) shares of Class A Stock.

Mrs. Weymouth also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 10,500 (<1%) shares; shared voting and investment power, 34,341 (<1%) shares; and 425,711 (4.6%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth.

(e)

According to information as of February 1, 2010, and available to the Company, Mr. George J. Gillespie III, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 311,135 (24.1%) shares; and shared investment power, 311,135 (24.1%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 34,870 (<1%) shares. The holdings of Class B Stock recorded for Mr. Gillespie include 311,135 (3.4%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie as a Trustee of various trusts.

(f)

According to information as of February 1, 2010, and available to the Company, Mr. Daniel Mosley, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 934,345 (72.3%) shares; and shared investment power, 934,345 (72.3%) shares. In addition, Mr. Mosley has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 140,275 (1.5%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 934,345 (10.1%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.

(g)

According to information as of February 1, 2010, and available to the Company, Berkshire is the beneficial owner of 1,727,765 (18.7%) shares of Class B Stock. The ownership of these shares is through several subsidiaries of Berkshire. Mr. Warren Buffett is Chairman of the Board of Berkshire. Mr. Buffett owns approximately 25.8% of the aggregate economic interest of Berkshire Class A and Class B common stock, and Mr. Buffett may be deemed to be in control of Berkshire under federal securities laws. With respect to shares of Class B Stock owned by subsidiaries of Berkshire, Mr. Buffett, Berkshire and such subsidiaries may be considered to share investment power. Pursuant to an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017, Mr. Buffett, Berkshire and such subsidiaries have granted Mr. Donald Graham a proxy to vote such shares at his discretion.

(h)

According to information as of February 1, 2010, and available to the Company, Mr. Donald Graham, Mrs. Weymouth and Mr. Gillespie share voting and investment power over 294,935 (22.8%) shares of Class A Stock; Mr. Gillespie and Mr. William Graham share voting and investment power over 10,800 (<1%) shares of Class A Stock; Mr. Donald Graham and Mr. Daniel L. Mosley share voting and investment power over 792,800 (61.4%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. William Graham share voting and investment power over 36,452 (2.8%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. Stephen Graham share voting and investment power over 60,648 (4.7%) shares of Class A Stock; Mr. Stephen Graham and Mr. Mosley share voting and investment power over 13,420 (1.0%) shares of Class A Stock.

(i)

According to information based on an amended Schedule 13G filing by Southeastern Asset Management on February 5, 2010, Southeastern Asset Management (“Southeastern Asset”) was deemed to be the beneficial owner of 439,156 (5.4%) shares of Class B Stock. Southeastern Asset has sole voting power over 96,115 (1.2%) shares of Class B Stock and sole dispositive power over 101,301 (1.2%) shares of Class B Stock.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2010, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

Shares (%)
	Class A	Class B (a)
Lee C. Bollinger¯	–	–
Warren E. Buffett¯(b)	–	1,727,765 (18.7%)
Christopher C. Davis¯	–	5,000(c)
Barry Diller¯	–	1,000(c)
John L. Dotson Jr.¯	–	100(c)
Melinda F. Gates¯	–	1,100(c)
Thomas S. Gayner¯(d)	–	5,300(c)
Donald E. Graham¯+(e)	1,221,260 (94.5%)	3,109,279 (33.6%)
Boisfeuillet Jones, Jr. +(f)	–	6,990(c)
Hal S. Jones+(g)	–	2,425(c)
Ann L. McDaniel+(h)	–	5,431(c)
Anne M. Mulcahy¯	–	–
Ronald L. Olson¯	–	300(c)
Gerald M. Rosberg+(i)	–	7,225(c)
All Directors and executive officers as a group, eliminating duplications(j) (16 individuals)	1,221,260 (94.5%)	3,144,150 (34.0%)

*	Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

(a)	Includes 1,291,693 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.

(b)	With respect to voting securities which may be beneficially owned by Mr. Buffett, see footnote (g) on page 15.

(c)	Less than 1%.

(d)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(e)	See Table of “Principal Holders of Stock” on page 14.

(f)	Includes 2,000 shares Mr. B. Jones has the right to purchase, pursuant to stock options, and 3,920 shares held indirectly through a revocable trust.

(g)	Includes 1,750 shares Mr. H. Jones has the right to purchase, pursuant to stock options.

(h)	Includes 2,750 shares Ms. McDaniel has the right to purchase, pursuant to stock options, and 100 shares held in a trust for the benefit of relatives.

(i)	Includes 2,250 shares Mr. Rosberg has the right to purchase, pursuant to stock options.

(j)

Includes 10,250 shares of Class B Stock, which Directors and executive officers have the right to purchase, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with The Washington Post Company Incentive Compensation Plan. It does not include 43,534 shares of Class B Stock held as of February 1, 2010, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.

¯	Director.

+	Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class B Stock.

During the fiscal year ended January 3, 2010, the Company reports two deficiencies in its Section 16(a) reporting requirements. Ann L. McDaniel, Senior Vice President, sold 150 shares of Class B Common Stock of the Company on January 7, 2009 and reported the transaction on January 23, 2009. Boisfeuillet Jones, Jr., Vice Chairman, acquired shares through a broker sponsored dividend reinvestment program, and reported the acquisition of such shares on March 5, 2010. To the Company’s knowledge, based solely on a review of such reports and on information furnished to the Company and written representations that no other reports were required, all other applicable Section 16(a) filing requirements were met.

PROPOSAL 2: APPROVAL OF CERTAIN AMENDMENTS TO

THE COMPANY’S INCENTIVE COMPENSATION PLAN

The Company maintains The Washington Post Company Incentive Compensation Plan, as amended and restated, and last approved by shareholders of the Company on May 14, 2009 (the “Plan”). The purpose of the Plan is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success, and to strengthen the ability of the Company and its subsidiaries to attract, motivate and retain such employees. Participation in the Plan is extended to senior executives, key managers and key personnel of the Company and its subsidiaries who are mainly responsible for the management of the operations of the Company and its subsidiaries or who are otherwise in a position to make substantial contributions to the management, growth and/or success of the business of the Company. Non-employee Directors do not participate in the Plan. There are at present approximately 205 employees who are participants under the Plan and who receive annual bonus awards, hold restricted stock grants and/or hold grants of Performance Units (a number of whom, in the case of Restricted Stock and Performance Unit grants, have received more than one grant). Awards are granted at the discretion of the Compensation Committee of the Board of Directors, consisting of not less than three members of the Board, each of whom must be a “disinterested” person within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Members of the Compensation Committee are appointed by the Board of Directors of the Company, serve at the pleasure of the Board and are ineligible to receive awards of any kind. The Committee shall have complete authority to establish rules and regulations for the administration of the Plan. The current members of the Compensation Committee are Lee C. Bollinger, Barry Diller, John L. Dotson Jr. and Ronald L. Olson.

The Company’s Board of Directors desires to reserve an additional 200,000 shares of Class B Common Stock of the Company to be made available for future grants of Restricted Stock under the Plan, thereby preserving the ability of the Company to continue to make Restricted Stock grants when such action is deemed appropriate in order to attract or retain employees. The Board of Directors has approved the reservation of an additional 200,000 shares and unanimously voted to submit and recommend such action to the stockholders of the Company for adoption.

The Plan represents an important use of stockholder and Company resources, and the Company’s Board of Directors believes that it is in the best interests of the Company to reserve an additional 200,000 shares as described above. The Compensation Committee will continue to use shares available under the Plan at appropriate rates that do not result in excessive dilution of shareowner equity. In that regard, from 2005 through 2009, the Company repurchased 444,488 shares of its common stock, further mitigating any dilution of stockholder equity attributable to shares awarded under the Plan. Over the past five years, the Company’s annual “run rate” (i.e., Restricted Stock and stock option awards granted annually under the Company’s equity compensation plans as a percentage of diluted weighted average shares outstanding) has ranged between approximately 0.1% and 0.8%. The Compensation Committee remains committed to the appropriate use of equity incentives and expects that the Company’s annual run rate under the Plan will be generally consistent with past practice.

The Plan also provides that, at any time, not more than 10,000 shares of Restricted Stock may be awarded to any participant under all outstanding awards of Restricted Stock. The Board of Directors has amended the Plan, subject to shareholder approval, to provide for an increased maximum number of shares that may be awarded to any individual under all outstanding awards of Restricted Stock. Under the proposed amendment, this cap would be increased to 20,000 shares. The Board of Directors believes that increasing this cap is in keeping with the purpose of the Plan to provide participants with appropriate incentives to be responsible for the Company’s future growth, profitability and continued success and will provide the Company and its subsidiaries with increased flexibility to attract, motivate and retain such employees. The following brief summary of the Plan is qualified in its entirety by the full text of the Plan.

ANNUAL INCENTIVE BONUSES

The Plan provides for the payment of regular and special annual awards. Annual incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) can be based on achievement of the performance goals related to the following: operating income, cash flow, shareholder return, earnings per share, return on assets, return on equity, operating and/or cash flow margins, cost control, measures of economic value added and/or quantitative revenue, growth measurements, which may be in respect of the Company as a whole or of any subsidiary or business unit thereof.

LONG-TERM INCENTIVES

To balance the annual awards, which are intended to reward short-term financial performance, the Plan currently also provides incentives for improved financial performance over longer periods. The Plan authorizes the Compensation Committee to make awards in the form of Performance Units, Restricted Stock and Special Long-Term Incentive Awards.

Performance Units

Performance Units are awards payable in cash that are subject to four-year performance cycles. The performance-based goals for Performance Units are to be based on operating income, cash flow, shareholder return, earnings per share, return on assets, return on equity, operating and/or cash flow margins, cost control, customer satisfaction, measures of economic value added and/or quantitative revenue, growth or profitability measurements, which may be with respect to the Company as a whole or to any business unit thereof, either absolute or relative to an industry peer group. At the start of each cycle, Performance Units have a nominal value of $100, and the Compensation Committee establishes a valuation formula to be used to determine the value of the Performance Units at the end of the cycle. At the end of each cycle, the value of the Performance Units is calculated based on application of the valuation formula established by the Compensation Committee at the start of the cycle, and payments are made as soon as practicable following the end of the cycle.

Restricted Stock

Restricted Stock awards are shares that are subject to certain transfer restrictions. Restricted Stock vests, and the transfer restrictions lapse, at the end of the restriction period, which may be no less than one year and no more than six years from the grant date. Initially, 275,000 shares were reserved for Restricted Stock awards under the Long-Term Incentive Compensation Plan, a predecessor plan to the Plan. In 2005, an additional 150,000 shares were reserved for awards under the Plan. Under the proposed amendment to the Plan, an additional 200,000 shares would be reserved for Restricted Stock awards under the Plan. As of January 3, 2010, there were 151,395 shares reserved for Restricted Stock awards under the Plan. Of that number, 66,020 shares were subject to awards outstanding and 85,375 shares were available for future awards.

Special Long-Term Incentive Awards

The Committee also has the ability to grant Special Long-Term Incentive Awards, including special long-term bonuses, with the vesting dates for such awards being not less than one year or more than six years from the date of the award to which they relate. Not later than the beginning of the applicable vesting period of a Special Long-Term Incentive Award, the Compensation Committee establishes a method for determining the earned value of a Special Long-Term Incentive Award, which will be based on written goals relating to one or more of the following factors: operating income, cash flow, shareholder return, earnings per share, return on assets, return on equity, operating and/or cash flow margins, cost control, measures of economic value added and/or quantitative revenue, growth or profitability measurements, which may be with respect to the Company as a whole or to any business unit thereof, either absolute or relative to an industry peer group.

Limit on Amounts Payable for Long-Term Incentive Awards

Under the proposed amendment to the Plan, the maximum number of shares that, at any time, may be awarded to any individual under all outstanding Restricted Stock awards shall not exceed 20,000. The maximum payout with respect to Performance Units is $200 per unit, and the payment of a total award to any individual at the end of an award cycle shall not exceed $5 million. The payment of each Special Long-Term Incentive Award shall not exceed $5 million. The aggregate value of Performance Units and Special Long-Term Incentive Awards payable to any participant with respect to any fiscal year shall not exceed $10 million in the aggregate, except the aggregate value of such awards to a participant who is the president or chief executive officer of one of the Company’s business units (but not including the President or Chief Executive Officer of the Company) with respect to any fiscal year shall not exceed the greater of $10 million or 1% of such business unit’s revenue for the fiscal year with respect to which the award is to be paid. In addition, at the end of each Performance Unit performance cycle, the Compensation Committee has the discretion to pay cash bonuses to other managers of the Company and its subsidiaries in an aggregate amount equal to or less than 10% of the aggregate payout of all Performance Units that vest and become payable with respect to such performance cycle.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

Under Section 162(m) of the Internal Revenue Code (the “Code”), the Company must satisfy certain conditions in order to retain its federal income tax deduction for compensation in excess of $1 million per year to its chief executive officer and the three other executive officers, not including the chief financial officer, who are employed by the Company at the end of the year and whose compensation is required to be disclosed in its annual Proxy Statement, unless such compensation qualifies as performance-based compensation. The Plan provides for, among other things, annual incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

Accordingly, the Plan sets forth a cap on the maximum amount of annual incentive awards that may be paid to “covered employees” within the meaning of Section 162(m). In particular, the Plan provides that the amount that can be paid to any executive officer of the Company (as determined at the beginning of the applicable year) for any year cannot exceed $10 million in the aggregate or, in the case of an executive who is the president or chief executive officer of one of the Company’s business units, the greater of $10 million or 1% of such business unit’s revenue for the fiscal year with respect to which the award is to be paid. The Plan also provides that annual incentive compensation awards for any year will not exceed 20% of Adjusted Operating Income for such year. The term “Adjusted Operating Income,” as used in the Plan, means an amount equal to the earnings of the Company before deduction for interest, taxes, depreciation and amortization and is exclusive of special credits and charges and extraordinary items, all as determined by the Compensation Committee in its absolute discretion. In addition to regular annual incentive awards, the Compensation Committee may, in the case of individuals who have made or have the potential to make extraordinary contributions to the growth and profitability of the Company, grant special annual incentive awards. Special annual incentive awards are not subject to these limits.

AMENDMENT OF THE PLAN

The Plan may be amended by the Board of Directors of the Company. However, approval of stockholders in accordance with the requirements of the law of the State of Delaware must be obtained for any amendment that (A) increases (i) the maximum number of shares of Restricted Stock that may be awarded under the Plan; (ii) the maximum number of shares of Restricted Stock or Performance Units that may be awarded to a participant; (iii) the maximum payout value of a Performance Unit or a Special Long-Term Incentive Award; or (iv) the percentage ceiling on the aggregate amount of long-term bonuses that may be awarded or (B) changes the Section 162(m) limit on the amount of annual incentive awards.

The effectiveness of this Proposal requires only the favorable vote of a majority of the holders of Class A Common Stock present or represented at the Meeting. Nevertheless, the Board of Directors of the Company has determined to condition the effectiveness of the proposal on the favorable vote of a majority of the holders of Class A Common Stock present or represented at the meeting and a majority of the holders of Class B Common Stock present or represented at the Meeting, voting as separate classes. Each Class A Stock Proxy and each Class B Stock Proxy executed and returned by a shareholder will be voted for Proposal 2, unless otherwise indicated on such Proxy. For this purpose, abstentions have the effect of a negative vote, and broker non-votes do not have an impact on the outcome of the vote. In addition, for purposes of the listing requirements of the New York Stock Exchange, effectiveness of this proposal is conditioned on the total votes cast on the Proposal exceeding 50% of the combined voting power of the holders of the Company’s Class A Common Stock and Class B Common Stock. For purposes of this requirement, abstentions will be considered to be votes cast. Broker non-votes in respect of shares of the Company’s Class A Common Stock will not be deemed to be votes cast, and broker non-votes in respect of shares of the Company’s Class B Common Stock will not have any impact on the outcome of the vote.

Equity Compensation Plan Information

The following table and the note thereafter set forth certain information as of January 3, 2010, concerning compensation plans of the Company under which equity securities of the Company are authorized to be issued.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [Excluding securities reflected in Column (a)] (c)
Equity compensation plans approved by security holders	90,569	525.44	357,331[1]
Equity compensation plans not approved by security holders	–	–	–
Total	90,569	525.44	357,331

(1)	This figure comprises 271,956 shares available for future grants under The Washington Post Company Stock Option Plan and 85,375 shares available for future restricted stock awards under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy — a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which is chaired by Ronald L. Olson and includes Lee C. Bollinger, Barry Diller and John L. Dotson Jr., seeks to establish total compensation packages that are attractive to employees and comparable to, but not dramatically different from, those offered by peer companies in the education and media industries with comparable revenue. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, and all employees earning more than $300,000 in salary, is fair, reasonable and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers both short-term and long-term plans in determining compensation. Annual plans are used to motivate and reward management for hitting specific yearly goals. Long-term plans, typically three or four years in duration, are designed to reward cumulative long-term growth. All performance criteria, however, even those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. No targets are based on quarterly or partial-year results. Some of these plans reward with cash, and others reward with stock-based compensation. The Company has no specific formula for allocating between cash and non-cash compensation or between long-term and current compensation. Management and the Committee select the method of compensation thought most likely to lead to achievement of the particular goal; however, the Company has historically favored cash compensation over non-cash compensation. Management and the Committee believe that cash incentives provide more targeted rewards for specific performance.

All named executive officers, except Donald E. Graham, Chairman of the Board and Chief Executive Officer, receive an annual salary and Restricted Stock awards every other year and participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans. Named executive officers and others occasionally receive restricted stock or stock option grants in off-cycle years as a reward for past performance and incentive for future performance. They also receive the benefits of the Supplemental Executive Retirement Plan (the “SERP”). Mr. Graham receives an annual salary and participates in the Performance Unit Plans and the defined benefit portion of the SERP as described below.

Compensation Committee Charter

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the Securities and Exchange Commission. To meet this responsibility, the Committee is required to meet at least once a year. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans and equity-based plans for the Company to be adopted or submitted to shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the Chairman and Chief Executive Officer’s recommendations as to a successor should he be disabled or unable to perform his duties for an extended period of time and, annually, (ii) the Company’s efforts at management development.

The Committee may request that any officer or employee of the Company, including its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, chief executive officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee did not retain any consultant for such purpose in 2009 and does not intend to do so in 2010. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

During 2009, the Committee met five times. Mr. Graham, the Chief Executive Officer, and Ms. McDaniel, Senior Vice President and the secretary of the Committee (also a named executive officer), attended all Committee meetings. Andrew Rosen attended two meetings to answer detailed questions from the Compensation Committee regarding Kaplan compensation plans. Representatives of Goldman, Sachs & Co. joined another session to assist the Committee in estimating the fair value of Kaplan. A copy of the Company’s Compensation Committee Charter is available under the “Investor Relations” tab at www.washpostco.com.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers of the Company, except those perquisites under $200,000 per named executive officer that may be approved by the Chief Executive Officer. The Committee also approves the compensation of all employees earning annual salaries of $300,000 or more and bonuses of $75,000 or more.

Except for awards involving themselves, Mr. Graham and Ms. McDaniel recommend to the Committee the size of each component of compensation, based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company.

At his request, Mr. Graham has not received a raise in his annual salary in 19 years, nor has he received an annual bonus. He stopped accepting grants of Restricted Stock in the Company in 2004. All compensation for Ms. McDaniel is determined solely by the Chief Executive Officer and the Committee. The Chief Executive Officer and the Committee use the same performance-based criteria to set Ms. McDaniel’s compensation as they do for all other named executive officers and other senior staff.

Setting Executive Compensation

To meet its objectives, the Committee asks the Chief Executive Officer and the secretary of the Committee to draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is no later than the end of the first quarter of the first year covered by the plan.

Through the programs described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders and deems it desirable that compensation paid under the Incentive Compensation Plan and the Stock Option Plan meet the requirements of Section 162(m) of the Internal Revenue Code concerning deductibility of executive compensation. However, the Committee reserves the right to put in place compensation programs that do not meet those requirements, which may result in compensation payments that are not deductible to the Company, if such programs are otherwise in the best interests of the Company.

Elements of Compensation

The compensation package offered by the Company to its executive officers consists of the following components:

•	Competitive base salary;
•	Short-term incentive compensation in the form of performance-based annual bonuses;
•	Long-term incentive compensation, typically based on performance over three to four years;
•	Long-term equity-based incentive compensation in the form of restricted stock, performance units and stock options;

•	Perquisites; and
•	Retirement benefits.

Base Salary

The Company pays named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys. In 2009, the Committee reviewed data from Towers Perrin surveys of the U.S. and for Media Executives. The Company compares its management salaries to those of companies in similar industries and with comparable revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies, but does not target its executives’ compensation at a certain level or percentage based upon other companies’ arrangements. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in the executive’s responsibilities during a shorter period of time. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company. There were no raises for the named executive officers in 2009.

With respect to the base salary paid to Mr. Graham in 2009, the Committee took into account a comparison of base salaries paid to chief executive officers of peer education and media companies, the Company’s results in 2008 and Mr. Graham’s performance since 1979, when he became publisher of The Washington Post. The Committee noted that Mr. Graham’s base salary was, and has long been, significantly below the median of base salaries paid to chief executive officers of these peer companies, including other prominent media companies such as The New York Times Company and Gannett Co., Inc.; and publicly held education companies, including Apollo Group, Inc., DeVry, Inc., Strayer Education, Inc., and Corinthian Colleges, Inc. However, at Mr. Graham’s request, the Committee left his salary at $400,000. The Committee does not give significance to Mr. Graham’s below-market salary when reviewing and establishing salaries for other named executive officers.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A Shareholders of the Company adopted in December 1981 the Long-Term Incentive Compensation Plan, the predecessor plan to the Incentive Compensation Plan now in place. In 2001, the Annual Compensation Plan, originally approved by the Class A Shareholders in February 1974, was combined with the Long-Term Incentive Compensation Plan to create the Incentive Compensation Plan (the “Plan”). The purpose of these plans was and is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 205 employees of the Company who are participants under the Plan and receive annual bonus awards, hold restricted stock and/or hold grants of Performance Units. In addition, the Company has a Stock Option Plan. Each named executive officer, except Mr. Graham (who only participates in the Performance Units portion of the Plan), participates in each of these programs.

Annual Bonuses

The Plan calls for annual incentive compensation awards based on the Company and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The target percentage for each of the named executive officers is as follows: Mr. B. Jones, 50%; Mr. H. Jones, 70%; Mr. Rosberg, 100% (to reflect additional responsibilities relating to strategic planning at Kaplan); and Ms. McDaniel, 60%. Mr. Graham has asked the Committee not to grant him an annual bonus award.

In 2009, the annual bonus formula for the named executive officers was based on an earnings per share target because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. Mr. Rosberg’s annual bonus formula also contained an achievement target tied to the performance of Kaplan. Management and the Committee believe that they have designed the targets to be challenging, but achievable. Over the past five years, the Company has achieved its financial goals and paid out at target or above in the bonus portion of the Plan, except for 2007 and 2008. In 2007 and 2008, the Company achieved less than 100% of its earnings per share goal, as adjusted to exclude certain unusual items. In 2009, the Company exceeded 100% of its earnings per share goal of $18.16, as adjusted to exclude certain unusual items based upon the annual formula, and taking into account Compensation Committee discretion to exclude certain gains and losses and other unusual items. For 2009, the maximum amount that could have been awarded under the Plan was $127.9 million; the amount actually awarded was $16.2 million to 75 executives throughout the Company, including the named executive officers.

In 2009, the Company achieved approximately 104.7% of the earnings per share goal of $18.16, as adjusted. In setting that goal, the Compensation Committee established a formula for bonus purposes that included adjustments for certain items, to the extent that actual amounts varied from those in the 2009 annual budget, which was used as the basis for determining the per share goal of $18.16. Specifically, these adjustments included additions to exclude charges related to early retirement programs (primarily at the Washington Post and Newsweek) and deductions to exclude foreign exchange gains. In making its final bonus determinations for the named executive officers, the Compensation Committee also exercised its discretion to exclude certain unusual items, in addition to the adjustments included in the formula, from its calculation of the earnings per share goal. The primary adjustments included unbudgeted restructuring charges and operating losses related to Kaplan’s Score operations, and goodwill and other long-lived asset impairments and write-downs related to Kaplan Ventures and two of the Company’s affiliates. The Compensation Committee adjusted for these items as they do not relate to the regular operating results that are customarily considered by the Committee in determining bonus amounts. The exhibit to the Company’s Form 8-K filed on February 24, 2010 details these items, as does page 39 of the Company’s Annual Report on Form 10-K filed on March 2, 2010. These items collectively amounted to $9.30 in earnings per share adjustments, compared to the total adjustments made of $9.23. The remaining $0.07 in earnings per share net deductions were attributable to the following items: (i) a deduction due to pension credits and (ii) an addition due to unbudgeted acquisitions, both adjustments made pursuant to the established annual formula.

Taking into account all of these adjustments, the Company’s diluted earnings per share as adjusted for purposes of the bonus determination was $19.01, compared to diluted earnings per share of $9.78. Although the adjusted earnings per share of $19.01 exceeded the $18.16 earnings per share goal, the Compensation Committee exercised negative discretion to limit the bonus amounts to target with respect to Mr. Rosberg and below target for the other named executive officers.

Restricted Stock

No target stock ownership level exists for the named executive officers, but to align the interests of shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the Plan also provides for grants of restricted stock in the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the likely value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares are vested at the end of the restriction period, usually four years, and vesting does not accelerate under their terms, except at the discretion of the Committee. For her expanded role in Newsweek, Inc. (“Newsweek”), Ms. McDaniel received an award of 2,750 shares tied to long-term performance goals of Newsweek, as further detailed in footnote (2) to the Summary Compensation Table.

Performance Units

To highlight specific long-term financial goals, the Plan provides for Performance Unit Plans. All named executive officers participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, print product circulation and/or quantitative revenue growth or profitability measurements of the Company as a whole or of individual business units. Management and the Committee believe that they have designed the performance-based goals to be challenging but achievable. In two of the past three award cycles, the Company exceeded its goals and paid out above target. In the 2001–2004 award cycle, the targeted performance goals were not met, and the plan paid out below target. Each performance unit has a nominal value of $100. The maximum payout of performance units is $200 per unit, and the payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula at the start of the cycle. At the end of the cycle, the unit value is calculated based on application of the formula, and payments are made to named executive officers in the year following the end of the cycle. The formula used to calculate the payouts is determined by (i) a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions and (ii) the discretion of the Compensation Committee. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

Awards under the 2007–2010 and the 2009–2012 cycles are based on a two-pronged formula. The formula consists of an average of the value of the performance units allocable to performance of Washington Post Media (the “Post”), Newsweek, Cable ONE, Inc. (“Cable ONE”) and Post–Newsweek Stations, Inc. (“PNS”) (65%) plus an amount based on Kaplan’s achievement of operating income goals (35%). Washington Post Media is comprised of several of the Company’s publishing operations, including: The Washington Post; washingtonpost.com; Express, a free weekday tabloid newspaper; and El Tiempo Latino, a weekly Spanish-language newspaper. The Committee selected these targets because they reflected the key priorities for the Company on the grant date for the applicable time periods. The value of Performance Units in the 2007–2010 and 2009–2012 cycles will be determined at the conclusion of those cycles based on the performance criteria described below.

The performance measures used in the formula at the Post under the 2007–2010 cycle are an absolute dollar improvement in operating income and circulation, as compared with a five-member peer group for the four-year period. If the Post’s dollar improvement and circulation exceeds that of all of its peers, the maximum payout value of $200 per unit would be attained. If the Post is in second place relative to its peers, the value of a performance unit would be $150 per unit. If the Post performed better than average (i.e., better than two of the five peer newspapers and roughly in the middle of its peer group) the value of a performance unit would be $50 per unit. The performance measures used in the formula at the Post under the 2009–2012 cycle are based on operating results and, under certain circumstances, the financial performance relative to its peer group. If the Post breaks even or shows a profit in operating income in 2011 and 2012, the value of each Performance Unit will be $200 per unit. If the Post breaks even or shows a profit in one of the two years 2011 or 2012, the value of each Performance Unit will be $100 per unit. If the Post fails to break even but shows material improvement in operating income in 2010, 2011 and 2012 and outperforms its peer group in each of those years, the payout will be $50 per unit. In all cases, the performance measure of operating income excludes pension expense.

The performance measure used in the formula for Cable ONE for both the 2007–2010 and 2009–2012 cycles is cumulative free cash flow relative to a target amount. Free cash flow is defined as operating income, plus depreciation and amortization, less capital expenditures. Valuation of performance units, based on this measure, is as follows:

Performance	Unit Value
110%	$200
105%	$175
100% Target	$150
91%	$15
Less than 91%	$0

The performance measure used for Newsweek is achievement of adjusted operating income targets for each year during the 2007–2010 and 2009–2012 award cycles (adjusted operating income excludes pension credit). Newsweek’s operating income results for 2007 were within the range set for a performance unit payout amount in the bottom range of possible payouts. Newsweek did not achieve operating income results in the established range for an award amount in 2008 or 2009.

The performance measure used for PNS is PNS’s cumulative cash flow margin ranking compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income plus depreciation and amortization, as a percentage of revenue. As soon as practical after the award cycle, the Committee determines PNS’s cash flow margin rank among the cash flow margins of the peer companies and determines the payout value of each performance unit. The value of each performance unit is determined as set forth in the following table:

PNS Cash Flow Margin Rank	Unit Value
#1	$150
#2	$100
#3	$50
Below #3	$0

For the 2007–2010 and 2009–2012 award cycles, the PNS formula provides that payout value will be increased by $12.50 for each of the four years during the award cycle in which PNS’s actual cash flow margin is not only number one among peer companies, but is also 2% higher than the nearest competitor among the peer companies. The formula for 2009-2012 also provides that the payout value will be reduced by 50% if PNS does not produce operating income in one of the four years during the award cycle. If PNS does not produce operating income for two years in the cycle, there will be no payout under the plan.

The performance measure used for Kaplan under the 2007–2010 cycle is cumulative operating income during the four-year period, excluding Kaplan stock compensation expense. The performance measure used for Kaplan under the 2009–2012 cycle is operating income in 2011 and 2012, excluding Kaplan stock compensation expense.

Because the performance measures that compose the valuation formula for performance units are cumulative for the measures applicable to Kaplan, the Post, Cable ONE and PNS, it is not possible to calculate with certainty any interim performance unit values mid-cycle. Newsweek’s operating income results for the first three years of the cycle would result in a payout in the low end of the targeted performance range for 2007 and no payout for 2008 or 2009 if the results were calculated midway through the ongoing cycle, resulting in a payout value of approximately $15 per unit for the Newsweek component of the per-unit value in the 2007–2010 cycle. Because of the nature of the Performance Unit Plan, it is not possible to ascertain an interim performance unit value, and no named executive officer is entitled to any payout until the Performance Units vest and the Committee approves the valuation at the conclusion of the cycle.

Mr. Graham holds 9,750 units in the 2007–2010 cycle and 9,750 units in the 2009–2012 cycle. Mr. B. Jones holds 8,000 units in the 2007-2010 cycle and 3,000 units in the 2009–2012 cycle. Mr. H. Jones holds 3,000 units in the 2007–2010 cycle and 5,500 units in the 2009–2012 cycle. Mr. Rosberg holds 6,500 units in the 2007–2010 cycle and 5,500 units in the 2009–2012 cycle. Ms. McDaniel holds 5,200 units in the 2007–2010 cycle and 5,500 units in the 2009–2012 cycle. Mr. Graham has requested that his payout be no more than $400,000 for the open cycles of the Performance Unit Plan.

Stock Options

Although the Company grants stock options sparingly, the Company’s Stock Option Plan, which was reauthorized by shareholders as recently as 2003 and is separate from the Plan, provides that shares of Class B Stock can be issued upon the exercise of stock options that have been granted to key employees of the Company. The Committee grants options only when a key employee has made a significant contribution to the Company and demonstrates the ability to contribute more. The options generally vest 25% per year over four years and are exercisable for ten years from the grant date. As of the end of the Company’s 2009 fiscal year, Mr. B. Jones held options to acquire 2,000 shares of Class B Stock (1,000 granted in 2001 and 1,000 granted in 2002). Mr. H. Jones held options to acquire 4,000 shares of Class B Stock (1,000 granted in 2002 and 3,000 granted in 2008). Mr. Rosberg held options to acquire 3,000 shares of Class B Stock (2,000 granted in 2000 and 1,000 granted in 2008). Ms. McDaniel held options to acquire 3,500 shares of Class B Stock (500 granted in 2001; 1,000 granted in 2003; 1,000 granted in 2004; and 1,000 granted in 2008). Given Mr. Graham’s significant ownership in the Company, the Committee has not granted any stock options to Mr. Graham.

Perquisites

The Company provides few perquisites for the named executive officers. In 2009, Ms. McDaniel received financial and tax advice valued at $18,065.

Retirement Benefits

Most employees in the Company, including named executive officers, are eligible to participate in the Company’s retirement benefit programs. Benefits under these basic plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration. The Company also maintains 401(k) savings plans in which most employees are eligible to participate.

Corporate employees hired on or after September 1, 2009, and who are vested in the Cash Balance benefit can take their account balance in lump sum or in annuity form. Corporate employees hired prior to September 1, 2009, including all named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90, receive an annual pension equal to 1.75% of their highest average 60-month compensation annualized up to the limits permitted by the Internal Revenue Code, minus covered compensation multiplied by the appropriate Social Security offset percentage, multiplied by the number of years of credited service under The TWPC Retirement Benefits Schedule, with credited service limited to 30 years. An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under The TWPC Retirement Benefits Schedule. An additional cash pension supplement of $3,000 per year is provided to participants who retire and commence benefit payment after age 55, but prior to age 65, and who had ten years of service at retirement. The pre-age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

The Company matches dollar for dollar up to 3% on compensation permitted by the Internal Revenue Service for corporate employees hired on or after September 1, 2009, and who participate in the 401(k) plan. The Company matches $1.30 on the dollar up to 4% on compensation permitted by the Internal Revenue Service for all corporate employees who were hired prior to September 1, 2009, and who participate in the 401(k) plan.

Effective January 1, 1989, the Company adopted an unfunded SERP, which was designed to retain and recruit key executives. Participants in the SERP, including named executive officers, are selected by management as employees whom management most wants to retain, because of their superior performance, and approved by the Committee.

To offset limitations placed on the income that can be considered in the formulas of retirement plans by the IRS, the SERP provides a “supplemental normal retirement benefit.” This benefit is calculated under the rules of the qualified benefit retirement plan, but without reference to the IRS-imposed income limitations, and includes in the calculation earnings from annual bonuses in the case of certain key executives (including the named executive officers). In any instance in which a retiring executive’s supplemented normal retirement benefit exceeds the benefit payable by the qualified benefit plan or plans ($195,000 in 2010), the Company will pay the excess to him or her as a supplemental retirement benefit.

The SERP also provides key executives, including the named executive officers, with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the

Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations ($49,000 in 2010). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year. In 2006, Mr. Graham waived his right to maintain a separate unfunded savings plan account under the SERP.

The Company also has a Deferred Compensation Plan for senior executives (including the named executive officers) comparable to similar plans at peer companies, including those in the same industries with comparable revenues. This plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Plan. Elections to defer must be filed in the year prior to the year(s) such awards are earned. Deferred amounts earn investment credits in accordance with participant elections from a choice of investment indexes. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election. At the end of 2009, Mr. B. Jones had a balance of $2,783,231 in deferred compensation; Mr. H. Jones had a balance of $1,036,942 in deferred compensation; Mr. Rosberg had a balance of $2,489,896 in deferred compensation; and Ms. McDaniel had a balance of $105,329 in deferred compensation. Mr. Graham does not participate in the Deferred Compensation Plan.

The retirement plans are more fully described under “Pension Benefits,” beginning on page 33.

Employment Agreements and Severance Packages

Consistent with its policy, the Company has not entered into any employment agreements with or guaranteed severance packages to any of the named executive officers.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ronald L. Olson, Chairman

Lee C. Bollinger

Barry Diller

John L. Dotson Jr.

The following table shows the compensation paid by the Company during 2009 to the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)[1,2]	Option Awards ($) (e)[1]	Non-Equity Incentive Plan Com- pensation ($) (f)[3]	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (g)[4]	All Other Compen- sation ($) (h)[6]	Total ($) (i)
Donald E. Graham	2009	$400,000	–	–	–	$60,257	$12,740	$472,997
Chairman of the Board and Chief Executive Officer	2008	400,000	–	–	$400,000	–	11,960	811,960
	2007	400,000	–	–	–	–	11,700	411,700
Boisfeuillet Jones, Jr.	2009	678,300	$165,280	–	204,000	378,635	41,131	1,466,836
Vice Chairman	2008	678,300	–	–	340,151	354,184	39,142	1,411,777
Hal S. Jones[5]	2009	600,000	165,280	–	300,000	530,001	35,930	1,631,211
Senior Vice President – Finance and Chief Financial Officer
Gerald M. Rosberg	2009	515,000	165,280	–	515,000	346,530	40,863	1,582,673
Senior Vice President – Planning and Development	2008	515,000	725,800	$79,240	306,500	342,992	36,240	2,005,772
	2007	500,000	149,120	–	490,500	336,094	29,126	1,504,840
Ann L. McDaniel	2009	470,000	1,301,580	–	188,000	224,295	77,335	2,261,210
Senior Vice President	2008	470,000	–	79,240	269,800	271,820	50,745	1,141,605
	2007	440,000	706,215	–	169,312	344,237	33,994	1,693,758

(1)

The value of the stock awards and the option awards is disclosed based on the grant date fair value. They represent the fair value amounts associated with grants made through the close of the 2009 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated.

(2)

The amount for 2009 in column (d) for Ms. McDaniel represents restricted stock awards under the Company’s Incentive Compensation Plan, including 400 shares awarded under the 2009–2012 cycle and an additional award of 2,750 shares that is contingent on the following criteria: The first 1,375 shares vest the year following the year in which Newsweek earns $1 million in operating income, and the second 1,375 shares vest the year following the year in which Newsweek earns $5 million in operating income (where operating income is defined as operating income exclusive of any pension credit or any gain or loss related to the deferred compensation plan). If either block fails to vest prior to January 14, 2014, the shares revert to the Company.

(3)

Amounts in this column for 2009 represent payments under the 2009 annual bonus plan. Amounts in this column for 2008 represent payments under the annual bonus plan and the 2005–2008 Performance Unit Plan as follows: Mr. Graham – $400,000 in performance units; Mr. B. Jones – $72,401 in annual bonus and $267,750 in performance units; Mr. Rosberg – $100,000 in annual bonus and $206,500 in performance units; and Ms. McDaniel – $63,300 in annual bonus and $206,500 in performance units. Amounts in this column for 2007 represent payments under the annual bonus plan.

(4)	There were no above-market or preferential earnings on compensation that are deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

Benefits were assumed to commence at the age when they are first unreduced and were discounted to the date as of which they were determined (either 12/31/2009 or 12/31/2008). Assumed benefit commencement ages are shown below, rounded to the nearest age:

Graham:	age 65 (12/31/2009); age 64 (12/31/2008); and age 63 (12/31/2007)
B. Jones:	age 63 (12/31/2009); and age 62 (12/31/2008)
H. Jones:	age 63 (12/31/2009 and 12/31/2008)
Rosberg:	age 65 (12/31/2009 and 12/31/2008)
McDaniel:	age 59 (12/31/2009 and 12/31/2008)

Benefits in 2009 are attributable to The Retirement Plan for Washington Post Companies (“Retirement Plan”) and the corresponding benefit under the SERP as follows: Mr. Graham – $72,387 Retirement Plan and ($12,130) the SERP; Mr. B. Jones – $118,607 Retirement Plan and $260,028 the SERP; Mr. H. Jones – $60,972 Retirement Plan and $469,029 the SERP; Mr. Rosberg – $109,539 Retirement Plan and $236,991 the SERP; and Ms. McDaniel – $101,471 Retirement Plan and $122,824 the SERP. The value of Mr. Graham’s total pension plan benefits increased between 12/31/2008 and 12/31/2009 due to the change in mortality assumptions from 1994 Group Annuity Mortality (12/31/2008) to RP-2000 Fully Generational Mortality (12/31/2009).

(5)	Mr. Hal S. Jones became Senior Vice President–Finance and Chief Financial Officer in January 2009.

(6)	For 2009, the amounts presented in column (h) include the information in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)[1]	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Dividends Not Factored in Grant Date Fair Value of Equity Awards ($) (e)[2]	Total ($) (f)
Donald E. Graham	–	$12,740	–	–	$12,740
Boisfeuillet Jones, Jr.	–	12,740	$22,532	$5,859	41,131
Hal S. Jones	–	12,740	18,460	4,730	35,930
Gerald M. Rosberg	–	12,740	14,040	14,083	40,863
Ann L. McDaniel	$18,065	12,740	11,700	34,830	77,335

(1)	The amount presented in column (b) represents financial planning services provided by the Company.

(2)	The amounts presented in column (e) represent dividends attributable to restricted stock granted under the Company’s Incentive Compensation Plan.

The following table provides information on awards made under the Company’s Incentive Compensation Plan to each of the named executive officers in 2009. The types of awards granted in 2009 include annual incentive and restricted stock awards:

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Non- equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/share) (l)	Closing Price on Date of Grant for Option Awards, if Different ($) (m)	Grant Date Fair Value of Stock and Option Awards (n)
			Threshold (d)	Target (e)	Max (f)	Threshold (g)	Target (h)	Max (i)
Donald E. Graham
Performance Units[3]	02/24/09	9,750	$23,766	$400,000	$400,000	–	–	–	–	–	–	–	–
Boisfeuillet Jones, Jr.
Annual Incentive[1]	–	–	101,745	339,150	356,108	–	–	–	–	–	–	–	–
Restricted Stock[2]	1/5/2009	–	–	–	–	–	–	–	400	–	–	–	$165,280
Performance Units[3]	2/24/2009	3,000	7,313	300,000	600,000	–	–	–	–	–	–	–	–
Hal S. Jones
Annual Incentive[1]	–	–	150,000	420,000	525,000	–	–	–	–	–	–	–	–
Restricted Stock[2]	01/05/09	–	–	–	–	–	–	–	400	–	–	–	165,280
Performance Units[3]	2/24/2009	5,500	13,406	550,000	1,100,000	–	–	–	–	–	–	–	–
Gerald M. Rosberg
Annual Incentive[1]	–	–	128,750	515,000	733,875	–	–	–	–	–	–	–	–
Restricted Stock[2]	01/05/09	–	–	–	–	–	–	–	400	–	–	–	165,280
Performance Units[3]	02/24/09	5,500	13,406	550,000	1,100,000	–	–	–	–	–	–	–	–
Ann L. McDaniel
Annual Incentive[1]	–	–	94,000	282,000	329,000	–	–	–	–	–	–	–	–
Restricted Stock[2]	1/5/2009	–	–	–	–	–	–	–	400	–	–	–	165,280
Restricted Stock[4]	1/5/2009	–	–	–	–	568,150	1,136,300	1,136,300	2,750	–	–	–	1,136,300
Performance Units[3]	2/24/2009	5,500	13,406	550,000	1,100,000	–	–	–	–	–	–	–	–

(1)

Amounts presented are the threshold, target and maximum payouts under the annual bonus component of the Company’s Incentive Compensation Plan. The Compensation Committee set the performance-based goals for the purpose of the annual incentive awards to be paid for fiscal year 2009. The amount in column (d) represents the minimum payment level, which is 30% of the target amount shown in column (e) for Mr. B. Jones, 36% for Mr. H. Jones, 25% for Mr. Rosberg and 33% for Ms. McDaniel. The amount shown in column (f) represents the maximum payout level, which is 105% of the target for Mr. B. Jones, 125% for Mr. H. Jones, 143% for Mr. Rosberg and 117% for Ms. McDaniel. In the event that the goals set by the Compensation Committee are not attained, no amount would be paid.

(2)	These grants represent shares of restricted stock. These awards vest at the end of a four-year restriction period. Closing price used to calculate value as of January 2, 2009, was $413.20.

(3)

These grants represent performance units granted as part of a four-year award cycle. The Compensation Committee has set the performance-based goals for these grants, which are to be paid in fiscal year 2013. With the exception of those performance units granted to Mr. Graham, the amount in column (d) represents the minimum payment level, which is $2.44 per unit. The amount shown in column (e) represents the nominal value of each unit, which is $100 per unit, and the amount in column (f) represents the maximum payout per unit, which is $200 per unit. The amounts appearing in columns (e) and (f) for Mr. Graham reflect his request that he be paid no more than $400,000 as a result of this award. In the event that the goals set by the Compensation Committee for these grants are not attained, no amount will be paid.

(4)

These grants represent shares of restricted stock awarded under the Plan. For an explanation of the performance criteria, see footnote (2) to the Summary Compensation Table. Closing price used to calculate value as of January 2, 2009, was $413.20.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements. Consistent with its policy, the Company has not entered into any employment agreements with, or guaranteed severance packages to, any of the named executive officers.

Annual Bonus/Incentive. Both tables show the annual bonus component under the Company’s Incentive Compensation Plan. See the Compensation Discussion and Analysis for further details on the annual bonuses.

Restricted Stock. The Summary Compensation Table reflects the fair value of the restricted stock awards made in 2007, 2008 and 2009 on the date of grant. Additionally, the Grants of Plan-Based Awards Table reflects the number of restricted shares granted in 2009 and the fair value of the awards on the date of grant. Restricted Stock generally vests four years from the date of grant, subject to continued employment.

Performance Units. The Summary Compensation Table includes amounts earned for Performance Units granted under the 2005–2008 award cycle. The Grants of Plan-Based Awards Table includes the threshold, target and maximum payouts of Performance Units granted under the 2009–2012 award cycles to the named executive officers. The Compensation Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. See the Compensation Discussion and Analysis for further details on Performance Units.

Stock Options. The value of the stock option awards shown in the Summary Compensation Table represents options granted under the Company’s Stock Option Plan. The options vest 25% per year over a four-year period from the date of grant and are exercisable for ten years from the date of grant. The Grants of Plan-Based Awards Table reflects the number of options granted under the Plan in 2009 and the fair value of the awards on the date of grant. There were no stock options granted to the named executive officers in 2009.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on January 3, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards[2]
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)[3]
Donald E. Graham	–	–	–	–	–	–	–	–	–
Boisfeuillet Jones, Jr.	1,000	–	–	$517.21	12/10/2011	625	$274,750	–	–
	1,000	–	–	729.00	12/04/2012	–	–	–	–
Hal S. Jones[4]	1,000	–	–	729.00	12/04/2012	550	241,780	–	–
	500	1,500	–	651.91	05/12/2018	–	–	–	–
	250	750	–	368.56	12/15/2018	–	–	–	–
Gerald M. Rosberg	2,000	–	–	585.50	12/14/2010	1,600	703,360	–	–
	250	750	–	368.56	12/15/2018	–	–	–	–
Ann L. McDaniel	500	–	–	517.21	12/10/2011	1,300	571,480	2,750	$1,208,900
	1,000	–	–	816.05	12/02/2013	–	–	–	–
	1,000	–	–	953.50	12/13/2014	–	–	–	–
	250	750	–	368.56	12/15/2018	–	–	–	–

(1)

Stock Options granted under the Company’s Stock Option Plan vest 25% per year over a four-year period from the date of grant. The following are the vesting dates of outstanding options granted to the named executive officers:

Boisfeuillet Jones, Jr.	1,000	12/10/2002 to 12/10/2005 – fully vested
	1,000	12/04/2003 to 12/04/2006 – fully vested

Hal S. Jones	1,000	12/4/2003 to 12/04/2006 – fully vested
	2,000	5/12/2009 to 05/12/2012 – 500 vested; 1,500 not vested
	1,000	12/15/2009 to 12/15/2012 – 250 vested; 750 not vested

Gerald M. Rosberg	2,000	12/14/2001 to 12/14/2004 – fully vested
	1,000	12/15/2009 to 12/15/2012 – 250 vested; 750 not vested

Ann L. McDaniel	500	12/10/2002 to 12/10/2005 – fully vested
	1,000	12/02/2004 to 12/02/2007 – fully vested
	1,000	12/13/2005 to 12/13/2008 – fully vested
	1,000	12/15/2009 to 12/15/2012 – 250 vested; 750 not vested

(2)

Stock Awards have been granted in the form of Restricted Stock under the Company’s Incentive Compensation Plan as of January 3, 2010. With the exception of awards granted to Ms. McDaniel on 01/05/2009 and 12/06/2007 and Mr. Rosberg on 02/26/2008, all of the awards listed below vest 100% at the end of the relevant four-year Award Cycle. The awards granted to Ms. McDaniel on 12/06/2007 and to Mr. Rosberg on 02/26/2008 were made outside of the four-year Award Cycle and will vest four years from the date of grant. The award granted to Ms. McDaniel on 01/05/2009 will vest based on meeting performance targets. The following are the vesting dates of the grants to the named executives:

Boisfeuillet Jones, Jr.	400	01/05/2013
	225	01/03/2011

Hal S. Jones	400	01/5/2013
	150	01/3/2011

Gerald M. Rosberg	400	01/05/2013
	1,000	02/26/2012
	200	01/03/2011

Ann L. McDaniel	2,750	Shares vest upon meeting performance targets (no later than fiscal year 2013).
	400	01/05/2013
	750	12/06/2011
	150	01/03/2011

(3)	Calculated using the fair market value of a share of the Company’s Class B Common Stock as of 01/03/2010 ($439.60).

(4)	Mr. H. Jones was granted an award in 2007 that is valued based on the estimated fair value of Kaplan stock. The value of this award is $280,142 at 12/31/2009 and the award vests over five years.

The following table shows the number of Class B shares acquired upon the vesting of stock awards held by named executive officers in fiscal year 2009 and the value realized upon vesting.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Donald E. Graham	–	–	–	–
Boisfeuillet Jones, Jr.	–	–	225	$95,539
Hal S. Jones	–	–	125	51,966
Gerald M. Rosberg	–	–	150	62,360
Ann L. McDaniel	–	–	150	62,360

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s tax-qualified defined benefit plan, The Retirement Plan for Washington Post Companies (the “Retirement Plan”), as well as the associated nonqualified plan, The Washington Post Company Supplemental Executive Retirement Plan (the “SERP”). The Retirement Plan covers most full-time employees of the Company and provides benefits that are based on formulas that take into account base salary and service. Such formulas are contained in individual affiliate benefits schedules including The TWPC Retirement Benefits Schedule, the Newsweek Retirement Benefits Schedule and the Cash Balance Retirement Program. Benefits under the Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. All of the named executive officers are fully vested in their benefits under the Retirement Plan. The SERP provides benefits that are calculated based on the formulas in the Retirement Plan, but including bonuses under the Incentive Compensation Plan, rather than just base salary and without regard to (i) the salary limitation applicable to tax-qualified plans (currently $245,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $195,000 per year commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in the Retirement Plan.

Retirement Plan Benefits under The TWPC Retirement Benefit Schedule

Mr. Graham, Mr. B. Jones, Mr. H. Jones, Mr. Rosberg and Ms. McDaniel are participants in The TWPC Retirement Benefits Schedule. Benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service (up to 30 years); reduced by (c), an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (up to 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service (up to 30 years).
•	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring after age 55 with ten years of service.

Benefits under the Retirement Plan are payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The TWPC Retirement Benefits Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with ten years of service, the reduction is 60%, and at age 58 the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits under the Newsweek Retirement Benefits Schedule

A portion of Ms. McDaniel’s pension benefit was earned under the Newsweek Retirement Benefits Schedule. Benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to 1.1% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150 multiplied by years of credited service (up to 30 years).

The Newsweek Retirement Benefits Schedule permits early retirement with full benefits at various combinations of age and service. Ms. McDaniel is presently entitled to an unreduced early retirement benefit.

Retirement Plan Benefits under the Kaplan Cash Balance Retirement Benefit Schedule

A portion of Mr. H. Jones’s pension benefit was earned under the Kaplan Cash Balance Retirement Benefits Schedule. Under this Schedule, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with compensation-based credits and interest credits. Compensation-based credits vary from 2.25% of salary to 3.75% of salary, depending on years of service. Interest is credited on these accounts at a rate equal to the interest rate on one-year U.S. Treasury securities plus one percent. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance or, alternatively, may elect a lump sum payment. Benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP provides benefits to each of the named executive officers under the formulas outlined above, counting bonuses in addition to salary and without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under the Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the Retirement Plan provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit ($) (d)[2]	Payments During Last FY ($) (e)
Donald E. Graham	The Retirement Plan for Washington Post Companies	39	$1,241,571	–
	The Washington Post Company Supplemental Executive Retirement Plan	39	1,026,257

	Total Pension Plan Benefits	39	2,267,828
Boisfeuillet Jones, Jr.	The Retirement Plan for Washington Post Companies	30	1,311,589	–
	The Washington Post Company Supplemental Executive Retirement Plan	30	4,867,299

	Total Pension Plan Benefits	30	6,178,888
Hal S. Jones	The Retirement Plan for Washington Post Companies	20	399,136	–
	The Washington Post Company Supplemental Executive Retirement Plan	20	1,674,546

	Total Pension Plan Benefits	20	2,073,682
Gerald M. Rosberg	The Retirement Plan for Washington Post Companies	14	506,572	–
	The Washington Post Company Supplemental Executive Retirement Plan	14	1,233,720

	Total Pension Plan Benefits	14	1,740,292
Ann L. McDaniel	The Retirement Plan for Washington Post Companies	26	759,786	–
	The Washington Post Company Supplemental Executive Retirement Plan	26	1,183,607

	Total Pension Plan Benefits	26	1,943,393

(1)

Data in this column represent the number of years of credited service earned by the named executive officer as of December 31, 2009. Mr. Graham’s total years of credited service are shown even though the pension formula limits credited service to 30 years. This limitation is reflected in the calculated amounts in column (d). Ms. McDaniel has prior service with Newsweek, and Mr. H. Jones has prior service with Kaplan, which is included in this column.

(2)

Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2009. The benefits valued for Ms. McDaniel include The Washington Post Company and Newsweek amounts. The benefits valued for Mr. H. Jones include The Washington Post Company and Kaplan Cash Balance amounts. The assumptions used in determining the present value of accumulated benefits are the RP-2000 Fully Generational Mortality table for males and females, and a 6% discount rate. The benefits valued reflect service and earnings through December 31, 2009, and are valued as payable on the date at which they are unreduced. Mr. Graham, Mr. B. Jones, Mr. H. Jones and Mr. Rosberg are presently eligible for early retirement under the Retirement Plan. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

This table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit, which is equal to the applicable Company matching contribution percentage multiplied by a maximum of 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Incentive Compensation Plan. Elections to defer must be filed in advance of earning such awards. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination. Amounts deferred under the Deferred Compensation Plan are payable six months following the date of termination or such other future date as specified by the participant at the time of election.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)[4]	Aggregate Balance at last FYE ($) (f)[5]
Donald E. Graham	–	–	–	–	–
Boisfeuillet Jones, Jr.	$17,332	$22,532	$283,747	–	$3,294,031
Hal S. Jones	14,200	18,460	123,382	–	1,129,603
Gerald M. Rosberg	317,300	14,040	245,801	($272,426)	2,679,514
Ann L. McDaniel	70,950	11,700	22,312	–	238,389

(1)

Amounts in this column represent contributions by the named executive officer to the SERP and to the Deferred Compensation Plan as follows: Mr. B. Jones – $17,332 to the SERP; Mr. H. Jones – $14,200 to the SERP; Mr. Rosberg – $10,800 to the SERP and $306,500 to Deferred Compensation; Ms. McDaniel – $9,000 to the SERP and $61,950 to Deferred Compensation.

(2)	Company matching credits to the SERP are included in column (h) in the Summary Compensation Table for fiscal year 2009.

(3)

Amounts in this column represent investment gains to the SERP and to the Deferred Compensation Plans based on the named executive officer’s investment elections as follows: Mr. B. Jones – $50,257 to the SERP and $233,490 to Deferred Compensation Plan; Mr. H. Jones – $17,942 to the SERP and $105,440 to Deferred Compensation Plan; Mr. Rosberg – $3,869 to the SERP and $241,932 to Deferred Compensation Plan; Ms. McDaniel – $22,044 to the SERP and $268 to Deferred Compensation Plan. These earnings are not included in the Summary Compensation Table; investments credits reflect market performance of investment indexes selected by the named executive officer.

(4)	Amounts in this column represent payments from the SERP and the Deferred Compensation Plans as follows: Mr. Rosberg – $272,426 from Deferred Compensation Plan.

(5)

Amounts in this column represent balances at December 31, 2009, for the SERP and Deferred Compensation Plan as follows: Mr. B. Jones – $510,801 in the SERP and $2,783,230 in deferred compensation; Mr. H. Jones – $92,661 in the SERP and $1,036,942 in deferred compensation; Mr. Rosberg – $189,618 in the SERP and $2,489,896 in deferred compensation; Ms. McDaniel – $133,060 in the SERP and $105,329 in deferred compensation. The following amounts were previously reported as compensation to the named executives in the Salary column of the Summary Compensation Table for 2007 and 2008: Mr. B. Jones – $17,932 in SERP employee contributions, Mr. Rosberg – $22,400 in SERP employee contributions and Ms. McDaniel – $18,200 in SERP employee contributions. Additionally, the following amounts were previously reported as compensation to the named executives in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2007 and 2008: Mr. Rosberg – $797,000 in deferred compensation and Ms. McDaniel – $104,278 in deferred compensation. In 2007 and 2008, the Company’s contributions to the SERP were reported in the All Other Compensation column of the Summary Compensation Table as follows: Mr. B. Jones – $23,312, Mr. Rosberg – $29,120 and Ms. McDaniel – $23,660.

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently there are three non-employee members of the Board on the Audit Committee: Christopher C. Davis, John L. Dotson Jr. and Thomas S. Gayner, who serves as Chairman of the Audit Committee. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and committee fees and pension or other forms of deferred compensation (not contingent in any way on continued service), (iii) is an executive officer of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2009 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also reviewed matters relating to the Company’s internal control over financial reporting.

Preapproval policy

In 2009, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate its responsibilities to preapprove services performed by the independent auditor to management. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The Audit Committee may grant preapproval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Controller (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $3,502,000 in 2009 and $3,793,700 in 2008, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

PricewaterhouseCoopers LLP’s fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $26,500 in 2009 and $87,500 in 2008, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis, audits of employee retirement and savings plans and other audit-related reports.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $934,400 in 2009 and $920,800 in 2008, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, as well as federal, multistate and foreign tax consulting.

All Other Fees

PricewaterhouseCoopers LLP’s fees for a finance and accounting research tool provided by PricewaterhouseCoopers LLP were $7,600 in 2009 and $10,000 in 2008.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2010, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman

Christopher C. Davis

John L. Dotson Jr.

Transactions With Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, is employed full time as Editor-at-Large at Newsweek magazine, and she received $300,000 in compensation in 2009. Her base salary for 2010 is $300,000.

Katharine Weymouth, a granddaughter of the late Mrs. Katharine Graham, a daughter of Mrs. Elizabeth G. Weymouth and a niece of Mr. Donald E. Graham, is Publisher of The Washington Post newspaper and Chief Executive Officer of Washington Post Media. In 2009, Ms. Weymouth was paid $500,000 in base salary and received a bonus of $33,263 based on the achievement of pre-established 2008 performance goals. Effective April 1, 2010, Ms. Weymouth’s base salary is $550,000 and she received a bonus of $462,630 based on the achievement of pre-established 2009 performance goals. She currently has 2,400 Performance Units from the 2007–2010 Award Cycle, 6,000 Performance Units from the 2009–2012 Award Cycle, 200 shares of Restricted Stock in the 2007–2010 Award Cycle, 1,000 shares of Restricted Stock in the 2009–2012 cycle, and an additional 1,500 shares of Restricted Stock were granted in December 2009 with 100% vesting after four years. She also has 6,000 Stock Options, which vest 25% each year over four years; currently, 2,000 options have vested.

Laura Graham, the daughter of Mr. Donald E. Graham, was hired in October 2009 and is employed full time as the Director of Product Development at Slate, an online magazine owned by a subsidiary of the Company. Ms. Graham was paid $30,000 in 2009 and her base salary for 2010 is $130,000.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2010. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2009 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

Notice of

Annual Meeting

and

Proxy Statement

2010

THE WASHINGTON POST COMPANY

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card — Class A Common

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Warren E. Buffett	☐	☐	02 - Barry Diller	☐	☐	03 - Melinda F. Gates	☐	☐
04 - Thomas S. Gayner	☐	☐	05 - Donald E. Graham	☐	☐	06 - Anne M. Mulcahy	☐	☐
07 - Ronald L. Olson	☐	☐

		For	Against	Abstain
2.	To approve certain amendments to the Company’s Incentive Compensation Plan.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

	7 1 B V	+
015WXA

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 13, 2010.

The Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Washington Post Company

Class A Common Stock

Annual Meeting of Stockholders - May 13, 2010

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class A Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 13, 2010, and at any adjournments thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 12, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

 • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

 • Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Lee C. Bollinger	☐	☐	02 - Christopher C. Davis	☐	☐	03 - John L. Dotson Jr.	☐	☐

		For	Against	Abstain
2.	To approve certain amendments to the Company’s Incentive Compensation Plan.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

	3 1 D V	+
015WVB

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 13, 2010.

The Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The Washington Post Company

The Washington Post Company

Class B Common Stock

Annual Meeting of Stockholders - May 13, 2010

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 13, 2010, and at any adjournments thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 12, 2010 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.